Exhibit 2.1


         AGREEMENT AND PLAN OF REORGANIZATION among IVP TECHNOLOGY
CORPORATION, a Nevada corporation ("IVP"), EREBUS CORPORATION, a Delaware corporation ("Erebus") and the persons listed in Exhibit A hereof (collectively the "Shareholders"), being the owners of record of all the issued and outstanding stock of Erebus.

         Whereas, IVP wishes to acquire and the Shareholders wish to transfer all of the issued and outstanding securities of Erebus in a transaction intended to qualify as a reorganization within the meaning of ss.368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Exchange").

         Now, therefore, IVP, Erebus, and the Shareholders adopt this plan of reorganization and agree as follows:

         1. Exchange of Stock

         1.1. Number of Shares. The Shareholders agree to transfer to IVP at the Closing (defined below) the number of shares of common stock of Erebus, $.0001 par value per share, shown opposite their names in Exhibit A, in exchange for an aggregate of 350,000 shares of voting common stock of IVP, $.001 par value per share.

         1.2. Exchange of Certificates. Each holder of an outstanding certificate or certificates theretofore representing shares of Erebus common stock shall surrender such certificate(s) for cancellation to IVP, and shall receive in exchange a certificate or certificates representing the number of full shares of IVP common stock into which the shares of Erebus common stock represented by the certificate or certificates so surrendered shall have been converted. The transfer of Erebus shares by the Shareholders shall be effected by the delivery to IVP at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank.

         1.3. Fractional Shares. Fractional shares of IVP common stock shall not be issued, but in lieu thereof IVP shall round up fractional shares to the next highest whole number.

         1.4. Further Assurances. At the Closing and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as IVP may request in order more effectively to sell, transfer, and assign the transferred stock to IVP and to confirm IVP's title thereto.

         2. Closing

         2.1. Date and Place. The Closing contemplated herein shall be held at the offices of the Exchange Agent provided for herein without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended by agreement of the parties.

         2.2. Execution of Documents. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this agreement or any signature required


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AGREEMENT AND PLAN OF REORGANIZATION                               PAGE NUMBER 2
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thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

         3. Unexchanged Certificates. Until surrendered, each outstanding certificate that prior to the Closing represented Erebus common stock shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of IVP common stock into which it was converted. No dividend or other distribution shall be paid to the holders of certificates of Erebus common stock until presented for exchange at which time any outstanding dividends or other distributions shall be paid.

         4. Representations and Warranties of Erebus

         Erebus represents and warrants as follows:

         4.1. Corporate Organization and Good Standing. Erebus is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

         4.2. Reporting Company Status. Erebus has filed with the Securities and Exchange Commission a registration statement on Form 10-SB which became effective pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant to ss.12(g) thereunder.

         4.3. Reporting Company Filings. Erebus has timely filed and is current on all reports required to be filed by it pursuant to ss.13 of the Securities Exchange Act of 1934.

         4.4. Capitalization. Erebus's authorized capital stock consists of 100,000,000 shares of common stock, $.0001 par value, of which 5,000,000 shares are issued and outstanding, and 20,000,000 shares of non-designated preferred stock of which no shares are designated or issued.

         4.5. Issued Stock. All the outstanding shares of its common stock are duly authorized and validly issued, fully paid and non-assessable.

         4.6. Stock Rights. Except as may be set out by attached schedule, there are no stock grants, options, rights, warrants or other rights to purchase or obtain Erebus Common or Preferred Stock issued or committed to be issued.

         4.7. Corporate Authority. Erebus has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this agreement and all other agreements and instruments related to this agreement.


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AGREEMENT AND PLAN OF REORGANIZATION                               PAGE NUMBER 3
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         4.8. Authorization. Execution of this agreement has been duly authorized and approved by Erebus's board of directors.

         4.9. Subsidiaries. Except as may be set out by attached schedule, Erebus has no subsidiaries.

         4.10. Financial Statements. Erebus's financial statements dated October 31, 1999, copies of which will have been delivered by Erebus to IVP prior to the Closing (the "Erebus Financial Statements"), fairly present the financial condition of Erebus as of the date therein and the results of its operations for the periods then ended in conformity with generally accepted accounting principles consistently applied.

         4.11. Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the Erebus Financial Statements, Erebus did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

         4.12. No Material Changes. Except as may be set out by attached schedule, there has been no material adverse change in the business, properties, or financial condition of Erebus since the date of the Erebus Financial Statements.

         4.13. Litigation. Except as may be set out by attached schedule, there is not, to the knowledge of Erebus, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against Erebus or against any of its officers.

         4.14. Contracts. Except as may be set out by attached schedule, Erebus is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this agreement.

         4.15. Title. Except as may be set out by attached schedule, Erebus has good and marketable title to all the real property and good and valid title to all other property included in the Erebus Financial Statements. Except as set out in the balance sheet thereof, the properties of Erebus are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of Erebus.

         4.16. Tax Returns. Except as may be set out by attached schedule, all required tax returns for federal, state, county, municipal, local, foreign and other taxes and assessments have been properly prepared and filed by Erebus for all years for which such returns are due unless an extension for filing any such return has been filed. Any and all federal, state, county, municipal, local, foreign and other taxes and assessments, including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for. The provisions for federal and state taxes reflected in the Erebus Financial Statements are adequate to cover any such taxes that may be assessed against Erebus in respect of its business and its operations during the periods covered by the Erebus Financial Statements and all prior periods.


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AGREEMENT AND PLAN OF REORGANIZATION                               PAGE NUMBER 4
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         4.17. No Violation. Consummation of the Exchange will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Erebus is subject or by which Erebus is bound.

         5. Representations and Warranties of the Shareholders

         The Shareholders, individually and separately, represent and warrant as follows:

         5.1. Title to Shares. The Shareholders, and each of them, are the owners, free and clear of any liens and encumbrances, of the number of Erebus shares which are listed in the attached Exhibit A and which they have contracted to exchange.

         5.2. Litigation. There is no litigation or proceeding pending, or to each Shareholder's knowledge threatened, against or relating to shares of Erebus held by the Shareholders.

         6. Representations and Warranties of IVP

         IVP represents and warrants as follows:

         6.1. Corporate Organization and Good Standing. IVP is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

         6.2. Capitalization. IVP's authorized capital stock consists of 50,000,000 shares of common stock, $.001 par value per share, of which ______________ shares are issued and outstanding, and no shares of preferred stock.

         6.3. Issued Stock. All the outstanding shares of its common stock are duly authorized and validly issued, fully paid and non-assessable.

         6.4. Stock Rights. Except as may be set out by attached schedule, there are no stock grants, options, rights, warrants or other rights to purchase or obtain IVP common or preferred stock issued or committed to be issued.

         6.5. Corporate Authority. IVP has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this agreement and all other agreements and instruments related to this agreement.

         6.6. Authorization. Execution of this agreement has been duly authorized and approved by IVP's board of directors.


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AGREEMENT AND PLAN OF REORGANIZATION                               PAGE NUMBER 5
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         6.7. Subsidiaries. Except as may be set out by attached schedule, IVP has no subsidiaries.

         6.8. Financial Statements. IVP's financial statements dated as of September 30, 1999, copies of which will have been delivered by IVP to Erebus prior to the Exchange Date (the "IVP Financial Statements"), fairly present the financial condition of IVP as of the date therein and the results of its operations for the periods then ended in conformity with generally accepted accounting principles consistently applied.

         6.9. Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the IVP Financial Statements, IVP did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

         6.10. No Material Changes. Except as may be set out by attached schedule, there has been no material adverse change in the business, properties, or financial condition of IVP since the date of the IVP Financial Statements.

         6.11. Litigation. Except as may be set out by attached schedule, there is not, to the knowledge of IVP, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against IVP or against any of its officers.

         6.12. Contracts. Except as may be set out by attached schedule, IVP is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this agreement.

         6.13. Title. Except as may be set out by attached schedule, IVP has good and marketable title to all the real property and good and valid title to all other property included in the IVP Financial Statements. Except as set out in the balance sheet thereof, the properties of IVP are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of IVP.

         6.14. Tax Returns. Except as may be set out by attached schedule, all required tax returns for federal, state, county, municipal, local, foreign and other taxes and assessments have been properly prepared and filed by IVP for all years for which such returns are due unless an extension for filing any such return has been filed. Any and all federal, state, county, municipal, local, foreign and other taxes and assessments, including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for. The provisions for federal and state taxes reflected in the IVP Financial Statements are adequate to cover any such taxes that may be assessed against IVP in respect of its business and its operations during the periods covered by the IVP Financial Statements and all prior periods.

         6.15. No Violation. Consummation of the Exchange will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any


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AGREEMENT AND PLAN OF REORGANIZATION                               PAGE NUMBER 6
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order, judgment, decree, law, or regulation to which any property of IVP is subject or by which IVP is bound.

         7. Conduct of Erebus Pending the Closing. Erebus covenants that between the date of this agreement and the Closing:

         7.1. No change will be made in Erebus's certificate of incorporation or bylaws.

         7.2. Erebus will not make any change in its authorized or issued capital stock, declare or pay any dividend or other distribution or issue, encumber, purchase, or otherwise acquire any of its capital stock other than as provided herein.

         7.3. Erebus will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

         8. Conduct Pending the Closing

         IVP, Erebus and the Shareholders covenant that between the date of this agreement and the Closing as to each of them:

         8.1. No change will be made in the charter documents, by-laws, or other corporate documents of IVP or Erebus.

         8.2. Erebus and IVP will use their best efforts to maintain and preserve their business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

         8.3. None of the Shareholders will sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the Erebus shares of common stock owned by them.

         9. Conditions Precedent to Obligation of Erebus and the Shareholders

         Erebus's and the Shareholders' obligation to consummate the Exchange shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing or by acceptance of IVP's shares by the Shareholders:

         9.1. IVP's Representations and Warranties. The representations and warranties of IVP set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

         9.2. IVP's Covenants. IVP shall have performed all covenants required by this agreement to be performed by it on or before the Closing.


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AGREEMENT AND PLAN OF REORGANIZATION                               PAGE NUMBER 7
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         9.3. Board of Director Approval. This Agreement shall have been approved by the Board of Directors of IVP.

         9.4. Supporting Documents of IVP. IVP shall have delivered to Erebus and the Shareholders supporting documents in form and substance reasonably satisfactory to Erebus and the Shareholders, to the effect that:

         (a) IVP is a corporation duly organized, validly existing, and in good standing;

         (b) IVP's authorized capital stock is as set forth herein;

         (c) Certified copies of the resolutions of the board of directors of IVP authorizing the execution of this agreement and the consummation hereof;

         (d) Secretary's certificate of incumbency of the officers and directors of IVP;

         (e) IVP's Financial Statements and unaudited financial statement from the date of IVP's Financial Statements to close of most recent fiscal quarter; and

         (f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

         10. Conditions Precedent to Obligation of IVP

         IVP's obligation to consummate the Exchange shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing or by acceptance of Erebus's shares by IVP:

         10.1. Erebus's and the Shareholders' Representations and Warranties. The representations and warranties of Erebus and the Shareholders set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

         10.2. Erebus's and the Shareholders' Covenants. Erebus and the Shareholders shall have performed all covenants required by this agreement to be performed by them on or before the Closing.

         10.3. Board of Director Approval. This Agreement shall have been approved by the Board of Directors of Erebus.

         10.4. Shareholder Execution. This Agreement shall have been executed by the required number of shareholders of Erebus.

         10.5. Supporting Documents of Erebus. Erebus shall have delivered to IVP supporting documents in form and substance reasonably satisfactory to IVP to the effect that:


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AGREEMENT AND PLAN OF REORGANIZATION                               PAGE NUMBER 8
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         (a) Erebus is a corporation duly organized, validly existing, and in good standing;

         (b)  Erebus's capital stock is as set forth herein;

         (c) Certified copies of the resolutions of the board of directors of Erebus authorizing the execution of this agreement and the consummation hereof;

         (d) Secretary's certificate of incumbency of the officers and directors of Erebus;

         (e) Erebus's Financial Statements and unaudited financial statements for the period from the date of the Erebus's Financial Statements to the close of the most recent fiscal quarter; and

         (f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

         11. Shareholders' Representative. The Shareholders hereby irrevocably designate and appoint Cassidy & Associates, Washington, D.C. as their agent and attorney in fact ("Shareholders' Representative") with full power and authority until the Closing to execute, deliver, and receive on their behalf all notices, requests, and other communications hereunder; to fix and alter on their behalf the date, time, and place of the Closing; to waive, amend, or modify any provisions of this agreement, and to take such other action on their behalf in connection with this agreement, the Closing, and the transactions contemplated hereby as such agent or agents deem appropriate; provided, however, that no such waiver, amendment, or modification may be made if it would decrease the number of shares to be issued to the Shareholders hereunder or increase the extent of their obligation to indemnify IVP hereunder.

         12. Survival of Representations and Warranties. The representations and warranties of Erebus, the Shareholders and IVP set out herein shall survive the Closing.

         13. Arbitration

         13.1. Scope. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the District of Columbia.

         13.2. Consent to Jurisdiction, Situs and Judgement. The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration (and any requests for injunctive or other equitable relief) within the District of Columbia. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards.



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AGREEMENT AND PLAN OF REORGANIZATION                               PAGE NUMBER 9
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         13.3. Applicable Law. The law applicable to the arbitration and this agreement shall be that of the State of Delaware, determined without regard to its provisions which would otherwise apply to a question of conflict of laws.

         13.4. Disclosure and Discovery. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the subject of the arbitration and to compel compliance with such disclosure and discovery order. The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

         13.5. Rules of Law. Regardless of any practices of arbitration to the contrary, the arbitrator will apply the rules of contract and other law of the jurisdiction whose law applies to the arbitration so that the decision of the arbitrator will be, as much as possible, the same as if the dispute had been determined by a court of competent jurisdiction.

         13.6. Finality and Fees. Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law or the failure of the arbitrator to adhere to the arbitration provisions contained in this agreement. Each party to the arbitration shall pay its own costs and counsel fees except as specifically provided otherwise in this agreement.

         13.7. Measure of Damages. In any adverse action, the parties shall restrict themselves to claims for compensatory damages and\or securities issued or to be issued and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

         13.8. Covenant Not to Sue. The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

         13.9. Intention. It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, whether in regard to this agreement or any other matter, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

         13.10. Survival. The provisions for arbitration contained herein shall survive the termination of this agreement for any reason.

         14. General Provisions.


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AGREEMENT AND PLAN OF REORGANIZATION                              PAGE NUMBER 10
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         14.1. Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this agreement.

         14.2. Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

         14.3. Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

         14.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to IVP, to:

IVP Technology Corporation
54 Village Center Place
Mississauga, Ontario L4Z 1V9

If to Erebus, to:

Erebus Corporation
1504 R Street, N.W.
Washington, D.C. 20009

If to the Shareholders, to:

Cassidy & Associates
1504 R Street N.W.
Washington, D.C. 20009

         14.5. Governing Law. This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

         14.6. Assignment. This agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this agreement without the written consent of the other party shall be void.

         14.7. Counterparts. This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.


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AGREEMENT AND PLAN OF REORGANIZATION                              PAGE NUMBER 11
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         14.8. Exchange Agent and Closing Date. The Exchange Agent shall be
Cassidy & Associates, Washington, D.C. The Closing shall take place upon the fulfillment by each party of all the conditions of the Closing required herein, but not later than 15 days following execution of this agreement unless extended by mutual consent of the parties.

         14.9. Review of Agreement. Each party acknowledges that it has had time to review this agreement and, as desired, consult with counsel. In the interpretation of this agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this agreement.

         14.10. Schedules. All schedules attached hereto, if any, shall be acknowledged by each party by signature or initials thereon.

         14.11. Effective Date. This effective date of this agreement shall be March 21, 2000.


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AGREEMENT AND PLAN OF REORGANIZATION                              PAGE NUMBER 12
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             Signature Page to Agreement and Plan of Reorganization
                among IVP, Erebus and the Shareholders of Erebus

         IN WITNESS WHEREOF, the parties have executed this agreement.